                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                      DARDEN RESTAURANTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                      DARDEN RESTAURANTS, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

               1998 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                            DARDEN RESTAURANTS, INC.

                   5900 LAKE ELLENOR DRIVE, ORLANDO, FL 32809

                                                                 August 10, 1998

To Our Stockholders:

    You are cordially invited to attend the 1998 Annual Meeting of Stockholders, which will be held at the Hyatt Regency, Orlando International Airport, Orlando, Florida, on Thursday, September 24, 1998, at 11:30 a.m. Eastern Daylight Savings Time. All holders of the Company's outstanding common stock as of July 27, 1998 are entitled to vote at the Annual Meeting.

    Time will be set aside for discussion of each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement, and stockholders will have an opportunity to ask questions. We plan to adjourn the meeting at approximately 12:30 p.m. A report of the Annual Meeting will be included in the mid-year report that will be mailed to all stockholders in early 1999.

    Should you decide to attend the Annual Meeting and need special assistance because of a disability, please contact the Secretary of the Company at the address above. Please complete, sign, date and return the proxy card in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting.

                                          Sincerely,

                                          /s/ Joe R. Lee

                                          Joe R. Lee

                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

                            DARDEN RESTAURANTS, INC.

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 24, 1998

--------------------------------------------------------------------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Darden Restaurants, Inc. will be held on Thursday, September 24, 1998, at 11:30 a.m., Eastern Daylight Savings Time, at the Hyatt Regency, Orlando International Airport, Orlando, Florida, for the following purposes:

    1.  To elect ten directors;

    2. To approve the appointment of KPMG Peat Marwick LLP to audit the consolidated financial statements of Darden Restaurants, Inc. for the fiscal year beginning June 1, 1998;

    3. To consider and approve the Darden Restaurants, Inc. Employee Stock Purchase Plan; and

    4. To act upon any other business which may properly be brought before the meeting.

    The close of business on July 27, 1998 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ Clifford L. Whitehill

                                          Clifford L. Whitehill

                                          SECRETARY

August 10, 1998

                            DARDEN RESTAURANTS, INC.

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          THURSDAY, SEPTEMBER 24, 1998

    VOTING PROCEDURES

    This Proxy Statement is being sent to holders of record at the close of business on July 27, 1998 of the common stock, no par value (the "Common Stock"), of Darden Restaurants, Inc., 5900 Lake Ellenor Drive, Orlando, FL 32809 (the "Company"). All such stockholders of record on July 27, 1998 are entitled to vote at the Annual Meeting of Stockholders on September 24, 1998. This Proxy Statement is designed to furnish information relating to the business to be transacted at the meeting.

    As of July 27, 1998, there were 140,290,292 shares of Common Stock outstanding (excluding 23,064,246 shares held in the Company's Treasury). Each share of Common Stock entitles the holder to one vote. The 23,064,246 shares of Common Stock held in the Company's Treasury will not be voted and will not be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote.

    This Proxy Statement and the accompanying form of proxy are being first mailed or given to stockholders on or about August 10, 1998.

    A proxy card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States or Canada. Please indicate on the proxy card if you intend to attend the Annual Meeting of Stockholders on September 24, 1998.

    You have three choices on each matter to be voted upon at the Annual Meeting. For the election of directors, by checking the appropriate box on your proxy card, you may (i) vote for all of the director nominees as a group; (ii) withhold authority to vote for all director nominees as a group; or (iii) vote for all director nominees as a group except those nominees you identify on the appropriate line. See "General Information" under Item No. 1. Concerning the other items, by checking the appropriate box, you may (i) vote "FOR" the item;
(ii) vote "AGAINST" the item; or (iii) "ABSTAIN" from voting on the item.

    You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy, or by attending the meeting and withdrawing the proxy. You may also be represented by another person present at the meeting by executing a form of proxy designating such person to act on your behalf. Each unrevoked proxy card properly executed and received prior to the close of the meeting will be voted as indicated. Where specific instructions are not indicated, the proxy will be voted FOR the election of all directors as nominated, FOR the approval of the appointment of KPMG Peat Marwick LLP as independent auditors, and FOR the approval of the Darden Restaurants, Inc. Employee Stock Purchase Plan.

    If an executed proxy card is returned and the stockholder has voted "abstain" on any matter (or "withhold authority" as to the election of any director), the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matters. A majority of shares of Common Stock, represented at the Annual Meeting in person or by proxy, will constitute a quorum. The affirmative vote of a majority of the shares of Common Stock entitled to vote, present in person or by proxy at the Annual Meeting, will be necessary for the election of directors and the approval of the other matters herein submitted to the stockholders for approval at the Annual Meeting.

    The expense of preparing, printing and mailing this Proxy Statement will be paid by the Company. The Company has engaged Georgeson & Company Inc. to assist in the solicitation of proxies from stockholders at a fee of $8,500 plus reimbursement of its out-of-pocket expenses. In addition to the use of the mail, proxies may be solicited personally, by telephone or by facsimile by regular employees of the Company without additional compensation, as well as by employees of Georgeson & Company Inc. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Common Stock.

    A copy of the 1998 Annual Report to Stockholders, which includes the consolidated financial statements of the Company as of and for the fiscal year ended May 31, 1998, is being included in the same mailing package as your proxy material. If you did not receive the Annual Report, please call the Secretary at 407-245-5215 (collect) and a copy will be forwarded to you.

    Shares of Common Stock credited to the accounts of participants in the Darden Savings Plan, formerly called the Profit Sharing and Savings Plan of Darden Restaurants, Inc. (the "DSP"), have been added to such persons' other holdings on their proxy cards and, as to shares of Common Stock which have been allocated to such person's account in the DSP, the proxy also serves as voting instructions to the trustee of the DSP. The trustee of the DSP will vote allocated shares of Common Stock for which it has not received direction, as well as unallocated shares held by the trustee, in the same proportion as directed shares are voted.

    CERTAIN OWNERS OF COMMON STOCK

    As of May 31, 1998, the only persons known to the Company to own beneficially (as defined by the Securities and Exchange Commission for proxy statement purposes) more than 5% of the outstanding Common Stock of the Company, based on information received directly by the Company and on Schedule 13G reports and subsequent amendments, if any, filed during fiscal 1998, are as follows:

                                                                 AMOUNT AND NATURE
NAME AND ADDRESS                                                      OF CLASS
OF BENEFICIAL OWNER                                                  OWNERSHIP        PERCENT
---------------------------------------------------------------  ------------------  ---------
The Prudential Insurance Company of America
751 Broad Street
Newark, New Jersey 07102.......................................       18,065,674(1)     12.16%

American Express Retirement Services
733 Marquette Avenue
Minneapolis, Minnesota 55402...................................       12,487,891(2)      8.85%

------------------------

       (1) As of December 31, 1997, 244,700 shares were held for the benefit of the holder's general account, and 17,820,974 shares were held for the benefit of the holder's clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Such holder had sole power to vote 2,674,400 shares, shared voting power on 15,351,374 shares, sole dispositive power on 2,674,400 shares, and shared dispositive power on 15,391,274 shares.

       (2) As of May 31, 1998, 12,487,891 shares were held as trustee of the DSP. Such holder had shared voting power and shared dispositive power on all such shares.

                                   ITEM NO. 1

                             ELECTION OF DIRECTORS

    GENERAL INFORMATION

    Directors will hold office until the next Annual Meeting and until their successors are duly chosen and qualify, or until their earlier resignation or removal. The Nominating Committee of the Board of Directors has inquired of each nominee, and each nominee has agreed to serve if elected. In the event that any of these nominees should become unavailable for election, this Committee may designate substitute nominees, in which event the shares represented by the proxy cards returned will be voted for such substitute nominees unless an instruction to the contrary is indicated on the proxy card.

    INFORMATION CONCERNING NOMINEES

H. B. Atwater, Jr............  H. B. Atwater, Jr., age 67, retired on June 1, 1995 as
  Director since 1995          Chairman and Chief Executive Officer and as a director of
                               General Mills, Inc., the former parent company of Darden
                               Restaurants, Inc. Mr. Atwater joined General Mills, Inc. in
                               1958 and he was elected President in 1977, Chief Executive
                               Officer in 1981, and Chairman of the Board in 1982. Mr.
                               Atwater is a director of Merck & Co., Inc. and is on the
                               board of the Mayo Foundation.

Bradley D. Blum..............  Bradley D. Blum, age 44, is President of The Olive Garden
  Director since 1997          and an Executive Vice President of Darden Restaurants, Inc.
                               Mr. Blum joined General Mills in 1978. He was named Director of Marketing in 1984, responsible for Big G Cereals, and he became Vice President of Big G New Enterprises in 1989. In
                               1990, he was named Vice President of Marketing for Cereal
                               Partners Worldwide, General Mills' joint venture with
                               Nestle, headquartered in Switzerland. He joined the Company in 1994 as Senior Vice President of Marketing for The Olive
                               Garden and was named President of The Olive Garden in
                               December of 1994. He was named Senior Vice President of the
                               Company in September of 1995 and Executive Vice President of
                               the Company in September of 1997.

Daniel B. Burke..............  Daniel B. Burke, age 69, retired in February, 1994 as
  Director since 1995          President and Chief Executive Officer of Capital Cities/ABC,
                               Inc. (now ABC, Inc.), a broadcast and publishing company, a position he had held since 1990. Mr. Burke joined Capital
                               Cities in 1961 as General Manager of WTEN-TV. He was elected
                               Executive Vice President and Director of Capital Cities in
                               1967 and served as President of the Publishing Division from
                               1969 until his election as President and Chief Operating
                               Officer of Capital Cities in 1972. Mr. Burke became
                               President and Chief Operating Officer of Capital Cities/ABC,
                               Inc. in 1986 when Capital Cities completed its acquisition of American Broadcasting Companies, Inc. Mr. Burke is a
                               director of Consolidated Rail Corporation, Morgan Stanley
                               Groups, Inc., Rohm and Haas Company, C.F. Hathaway & Co. and
                               the Washington Post Company.

Odie C. Donald,..............  Odie C. Donald, age 48, is Group President-Customer
  Director since 1998          Operations for BellSouth Telecommunications, Inc., in
                               Atlanta, GA. He previously held management positions in
                               various areas of BellSouth, and was honored by Black
                               Enterprise Magazine for his corporate achievements in 1993.
                               He is a director of the Atlanta Chamber of Commerce. Mr.
                               Donald also serves on the Citizens Trust Bank board of
                               directors and is on the board of trustees for the Woodruff
                               Arts Center.

Joe R. Lee...................  Joe R. Lee, age 57, is Chief Executive Officer and Chairman
  Director since 1995          of the Board of the Company. Mr. Lee joined Red Lobster in
                               1967 as a member of its opening management team, and was
                               named its President in 1975. He was elected a Vice President of General Mills, Inc. in 1976, a Group Vice President in
                               1979, and an Executive Vice President in 1981, was named
                               Executive Vice President, Finance and International
                               Restaurants in 1991, and was elected a Vice Chairman in 1992 with responsibility for various consumer foods businesses
                               and corporate staff functions. Mr. Lee was elected a
                               director of General Mills, Inc. in 1985. He was named as the
                               Chief Executive Officer of the Company in December of 1994.
                               Mr. Lee serves on the board of directors of Tupperware
                               Corporation.

Richard E. Rivera,...........  Richard E. Rivera, age 51, was named President of Red
  Director since 1997          Lobster Restaurants and Executive Vice President of Darden
                               Restaurants, Inc. in December 1997. He is a veteran
                               restaurant industry leader with a career spanning more than
                               25 years. Mr. Rivera began his career with Steak and Ale
                               Restaurants of America and has held many leadership
                               positions within the industry. Prior to joining Red Lobster, from 1994 to 1996, Mr. Rivera served as President and Chief
                               Executive Officer of RARE Hospitality International, Inc.,
                               owner of LongHorn Steakhouse restaurants. Mr. Rivera is a
                               director of Casa Ole Restaurants.

Michael D. Rose..............  Michael D. Rose, age 56, is retired Chairman of the Board of
  Director since 1995          both Harrah's Entertainment, Inc. and Promus Hotel
                               Corporation. Promus Hotel Corporation was created when The
                               Promus Companies Incorporated split in 1995. Mr. Rose joined
                               Promus' predecessor company, Holiday Corporation, in 1975.
                               He was elected President in 1979 and held that position
                               until 1984. He was elected Chief Executive Officer in 1981 and held that position until 1994. He was elected Chairman of the Board in 1984. In 1988, he resumed the position of
                               President, which he held until 1991. Mr. Rose is a director of Ashland, Inc., First Tennessee National Corp., SteinMart,
                               Inc., General Mills, Inc., Felcor Suite Hotels, Inc., Resort
                               Quest International and Promus Hotel Corporation.

Maria A. Sastre..............  Maria A. Sastre, age 43, is Vice President-Latin America and
  Nominee                      Miami for United Airlines. Ms. Sastre joined United Airlines in 1992 as Director of Sales Planning-Latin America. In
                               1994, she was named Director of International Sales &
                               Marketing for Asia, Europe and Latin America. In June 1995,
                               Ms. Sastre was promoted to her current position. She
                               previously held managerial positions at both Continental
                               Airlines and Eastern Airlines. Ms. Sastre is a director of the United Way of Dade County, the New World Symphony and
                               the Beacon Council. She also serves on the Greater Miami
                               Chamber of Commerce, and the Greater Miami and the Beaches
                               Visitor and Convention Bureau.

Jack A. Smith................  Jack A. Smith, age 63, is Chairman and Chief Executive
  Director since 1995          Officer of The Sports Authority, Inc., a chain of sporting goods stores, which he founded in 1987. He previously served as Chief Operating Officer of Herman's Sporting Goods,
                               President and Chief Executive Officer of Diana Shops, a
                               national women's apparel chain, and held other management
                               positions with Sears, Roebuck & Co. and Montgomery Ward
                               Holding Corporation. He is a director of The Sports
                               Authority, Inc., Marks Brothers Jewelers, Inc., the National
                               Sporting Goods Association and Nova Southeastern University.

Blaine Sweatt, III...........  Blaine Sweatt, III, age 50, is President, New Business
  Director since 1995          Development and an Executive Vice President of the Company.
                               He joined the Red Lobster organization in 1976 and was named
                               Director of New Restaurant Concept Development in 1981. Mr.
                               Sweatt led the teams that developed The Olive Garden and
                               Bahama Breeze concepts, among others. He was named a Vice
                               President of General Mills, Inc. in 1985 and a Senior Vice
                               President in 1994.

    THESE TEN (10) PERSONS WILL BE PLACED IN NOMINATION FOR ELECTION TO THE BOARD OF DIRECTORS. THE SHARES REPRESENTED BY THE PROXY CARDS RETURNED WILL BE VOTED FOR THE ELECTION OF THESE NOMINEES UNLESS YOU SPECIFY OTHERWISE.

    BOARD COMPENSATION AND BENEFITS

    Employee directors do not receive additional compensation for serving on the Board of Directors. Effective upon election at the Annual Meeting on September 24, 1998, each non-employee director will receive an annual retainer of $15,000 plus $1,000 for each Board meeting attended, $700 for each committee meeting attended, and $1,000 for each committee meeting chaired. The non-employee directors' remuneration is paid quarterly, unless payment is deferred. Under the Company's Compensation Plan for Non-Employee Directors, which has a total of 50,000 shares of Common Stock authorized, each year the non-employee directors may elect to receive all or a portion of their cash remuneration (i) in cash payments; (ii) in cash payments deferred for any number of years through the completion of Board service, with such amounts earning interest; (iii) in Common Stock having a market value equal to the remuneration due; or (iv) in a combination of the foregoing alternatives. In addition to the cash remuneration, under the Company's Stock Plan for Non-Employee Directors, which has a total of 250,000 shares authorized, each such director will receive 3,000 shares of restricted Common Stock annually upon election or re-election, which restrictions lapse at the next year's annual meeting date or, at the direction of each director, such shares will be delivered on a subsequent annual meeting date or on completion of the director's Board service. One thousand shares of the annual restricted stock award may be taken in cash. Each non-employee director also receives a one-time stock option grant for 12,500 shares of Common Stock upon election to the Board and an additional option to purchase 3,000 shares of Common Stock upon election or re-election to the Board. In addition, each director may choose to receive options ("SRO's") determined to be of equal value to the cash compensation for directors' fees. All such options have an exercise price equal to the fair market value of the Common Stock on the date of grant and, except for SRO's, are exercisable after three years. SRO's are exercisable after six months. The Company also pays the premiums on directors' and officers' liability and business travel accident insurance policies covering the directors.

    COMMITTEES OF THE BOARD

    During the fiscal year ended May 31, 1998, the Board of Directors met and/or took action four times and the various committees of the Board met and/or took action a total of nine (9) times. Attendance at Board meetings and all committee meetings averaged 97.2%. Each incumbent director standing for election attended a minimum of 75% of the Board meetings and the meetings of Board committees on which the director served. Betty Southard Murphy will complete her Board service prior to this year's annual meeting and, therefore, is not standing for re-election The committees of the Board and their membership as of the close of fiscal 1998 are described below.

    AUDIT COMMITTEE. The Audit Committee consisted of four non-employee directors: Jack A. Smith (Chair), H. B. Atwater, Jr., Michael D. Rose and Betty Southard Murphy. The Audit Committee met twice during fiscal 1998 and, again, on June 23, 1998 to determine, among other matters, the recommendation to the Board of Directors regarding the nomination of an independent auditor for shareholder vote at the Annual Meeting on September 24, 1998. The Audit Committee meets separately with representatives of the Company's independent auditors and with representatives of senior management and the internal auditors. In addition to making recommendations to the Board regarding the nomination of an independent auditor for the Company, the Committee reviews (i) the general scope of audit coverages; (ii) the fees charged by the independent auditors; (iii) matters relating to the internal control systems; (iv) the value of intangibles; and (v) the expenses of senior executives.

    COMPENSATION COMMITTEE. The Compensation Committee consisted of four non-employee directors: Michael D. Rose (Chair), H. B. Atwater, Jr., Daniel B. Burke and Jack A. Smith. The Compensation Committee met three (3) times during fiscal 1998. The Committee administers the stock option and incentive plans of the Company, and in this capacity it makes or reviews all option grants or awards under these plans. In addition, the Committee makes recommendations to the Board with respect to the compensation of the Chief Executive Officer and other senior management serving on the Board, and reviews the compensation paid to other corporate officers. The Committee also recommends the establishment of policies dealing with various compensation and employee benefit plans for the Company. See page 17 for the Committee's report on executive compensation. On June 23, 1998, the Committee approved certain changes in directors' compensation. See the section entitled "Board Compensation and Benefits" on pages 5 and 6, which details compensation to be paid to non-employee directors effective on their election on September 24, 1998.

    EXECUTIVE COMMITTEE.  The Executive Committee consists of five directors:
Joe R. Lee (Chair), H. B. Atwater, Jr., Daniel B. Burke, Michael D. Rose and Jack A. Smith. The Executive Committee did not meet in fiscal 1998. Pursuant to the Company's By-Laws, the Executive Committee has the authority to take all actions that could be taken by the full Board of Directors. It may meet between regularly scheduled Board meetings to take such action as is necessary for the efficient operation of the Company.

    FINANCE COMMITTEE. The Finance Committee consisted of four non-employee directors: H.B. Atwater, Jr. (Chair), Betty Southard Murphy, Michael D. Rose and Daniel B. Burke. The Finance Committee met twice during fiscal 1998. The Committee reviews and makes recommendations relating to public offerings of debt and equity securities, major borrowing commitments and other significant financial transactions, including the dividend policy of the Company.

    NOMINATING COMMITTEE. The Nominating Committee consisted of three non-employee directors: Daniel B. Burke (Chair), Jack A. Smith and Michael D. Rose. The Nominating Committee met once during fiscal 1998. In addition, the Nominating Committee met on June 22, 1998 to review and approve Governance Policies for the Board of Directors and to nominate directors for election at the annual meeting of shareholders on September 24, 1998. The Committee's duties include proposing a slate of directors for election by the stockholders at each annual meeting and proposing candidates to fill vacancies on the Board. It conducts research to identify suitable candidates for Board membership and seeks individuals who will make a substantial contribution to the Company. It will consider candidates proposed by stockholders. Generally, candidates must be highly qualified and have a sincere desire to serve on the Board. They should represent the interests of all stockholders and not those of a special interest group. An outside director may only have an insignificant financial relationship with the Company (excluding directors' fees and stock ownership), except that no member of the Compensation or Nominating Committees may have any such financial relationship. A stockholder wishing to nominate a candidate should forward the candidate's name and a detailed background of the candidate's qualifications to the Secretary of the Company.

    PUBLIC RESPONSIBILITY COMMITTEE. The Public Responsibility Committee consisted of four non-employee directors: Betty Southard Murphy (Chair), H. B. Atwater, Jr., Jack A. Smith and Daniel B. Burke. The Public Responsibility Committee met once in fiscal 1998. The duties of the Committee are to review and make recommendations regarding the Company's policies, programs and practices to assure that they are consistent with social and legal obligations to employees, consumers and society.

    SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

    Set forth in the following table is the beneficial ownership of Common Stock as of May 31, 1998 for each director, each executive officer named in the Summary Compensation Table on page 12, and all directors and executive officers as a group. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner.

                                                                       AMOUNT AND NATURE OF
NAME OF                                                                BENEFICIAL OWNERSHIP
BENEFICIAL OWNER                                                              (1)(2)
-------------------------------------------------------------------  -------------------------
H. B. Atwater, Jr..................................................           1,354,238(3)
Bradley D. Blum....................................................             327,308(4)
Daniel B. Burke....................................................              24,731
Odie C. Donald.....................................................               3,000
Joe R. Lee.........................................................           1,235,239(5)(6)
Betty Southard Murphy..............................................              15,546(3)
Richard E. Rivera..................................................             198,333
Michael D. Rose....................................................              24,039
Jack A. Smith......................................................              16,464(3)
Blaine Sweatt, III.................................................             440,752(5)
Clifford L. Whitehill..............................................             162,551
All Directors and Officers as a Group (15 persons).................           4,095,418

------------------------

(1) As of May 31, 1998, no director or named officer beneficially owned more than 1% of the outstanding Common Stock of the Company, and all directors and executive officers as a group beneficially owned 2.90% of the outstanding Common Stock.

(2) Includes the following shares subject to options exercisable within 60 days of May 31, 1998: H. B. Atwater, 820,130 shares; Bradley D. Blum, 191,201 shares; Daniel B. Burke 8,880 shares; Joe R. Lee, 835,474 shares; Richard E. Rivera, 80,000 shares; Michael D. Rose, 9,085 shares; Blaine Sweatt, III, 352,091 shares; Clifford L. Whitehill, 86,884 shares; and all Directors and Officers as a group,

    2,611,394 shares. Also includes restricted stock as of May 31, 1998 and the fiscal 1998 restricted awards granted June 23, 1998 as follows: H. B. Atwater, 3,000 shares; Bradley D. Blum, 110,140 shares; Daniel B. Burke, 3,000 shares; Odie C. Donald, 3,000 shares; Joe R. Lee, 31,681 shares; Betty Southard Murphy, 3,000 shares; Richard E. Rivera 103,750 shares; Michael D. Rose, 3,000 shares; Jack A. Smith, 3,000 shares; Blaine Sweatt, III, 40,873 shares; and Clifford L. Whitehill, 4,027 shares.

(3) Includes the following shares held in the common stock fund of the non-employee Director's deferred compensation plan: H. B. Atwater, 2,620 shares; Jack A. Smith, 6,464 shares; and Betty Southard Murphy, 3,352 shares. The director or named officer does not have voting power with respect to the shares held by such beneficial owner.

(4) Includes 200 shares held in a trust for a family member.

(5) Includes the following shares allocated to the Darden Savings Plan accounts of the named officer as of May 31, 1998: Joe R. Lee, 955 shares; and Blaine Sweatt, III, 1,416 shares.

(6) Includes 800 shares owned by Joe R. Lee's wife.

    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During fiscal year 1998, the Company employed the law firm of Baker & Hostetler in which director Betty Southard Murphy is a partner. As noted above, Ms. Murphy is not standing for re-election to the Company's Board of Directors. In fiscal year 1998, the Company paid $113,917 in fees to Baker & Hostetler. This amount is not considered material to the Company or to Baker & Hostetler and reflects competitive rates charged by other law firms retained by the Company.

                                   ITEM NO. 2

              APPROVAL OF THE APPOINTMENT OF INDEPENDENT AUDITORS

    The stockholders are asked to consider and approve the appointment by the Board of Directors of KPMG Peat Marwick LLP ("KPMG"), an independent certified public accounting firm, to audit the consolidated financial statements of the Company for the fiscal year beginning June 1, 1998. KPMG has audited the financial statements of the Company since 1995. Representatives of the firm will attend the Annual Meeting, will have the opportunity to make a statement if they desire, and will also be available to answer questions.

    THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                                   ITEM NO. 3

                    APPROVAL OF THE DARDEN RESTAURANTS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

    ADOPTION OF THE DARDEN RESTAURANTS, INC. EMPLOYEE STOCK PURCHASE PLAN BY THE
     BOARD

    On June 23, 1998, the Board of Directors adopted the Darden Restaurants, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") and directed that the Employee Stock Purchase Plan be submitted to a vote of the Company's stockholders at the Annual Meeting on September 24, 1998. If approved by the stockholders, the Employee Stock Purchase Plan will become effective January 1, 1999.

    PURPOSE

    The purpose of the Employee Stock Purchase Plan is to provide eligible employees with an opportunity to acquire a proprietary interest in the Company through the purchase of its Common Stock and, thus, to develop a stronger incentive to work for the continued success of the Company. The Employee Stock

Purchase Plan is an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

    ADMINISTRATION

    The Employee Stock Purchase Plan will be administered by the Company's Compensation Committee (the "Committee"), except to the extent that the Committee, in its discretion, selects a plan custodian (the "Custodian") other than the Company. Subject to the provisions of the Employee Stock Purchase Plan, the Committee is authorized to determine any questions arising in the administration, interpretation and application of the Employee Stock Purchase Plan, and to make such uniform rules as may be necessary to carry out its provisions.

    NUMBER OF SHARES AND ELIGIBILITY

    One million four hundred thousand (1,400,000) shares of the Company's authorized but unissued treasury common stock, no par value (the "Shares") will be available for purchase under the Employee Stock Purchase Plan. However, the number of Shares that may be issued under the Employee Stock Purchase Plan may be equitably adjusted to reflect any stock dividend, stock split, recapitalization, share combination, or similar change that occurs in the capitalization of the Company.

    Any employee of the Company or a designated subsidiary will be eligible to participate in the Employee Stock Purchase Plan, provided that (1) the employee's customary employment is more than 20 hours per week and five months per calendar year, (2) the employee has been employed by the Company or a designated subsidiary for one year or more, (3) the employee is not an officer or director of the Company subject to Section 16(b) of the Securities Exchange Act of 1934, and (4) immediately after the grant of the right to purchase Shares under the Employee Stock Purchase Plan, the employee would not own (within the meaning of Section 423(b)(3) of the Code) Shares (including shares which such employee may purchase under the Employee Stock Purchase Plan or under any outstanding option) having five percent or more of the total combined voting power or value of all classes of capital stock of the Company or of any subsidiary.

    PARTICIPATION

    Any eligible employee may become a participant ("Participant") of the Employee Stock Purchase Plan by submitting to the Company's Benefit Services Department ("Benefit Services") a properly completed and executed stock purchase and payroll deduction agreement ("Purchase Agreement"). In his or her Purchase Agreement, a Participant may authorize payroll deductions from his or her compensation in an amount not to exceed $1,650 per calendar month and not less than $10 per pay period. A Participant may increase or decrease the amount to be deducted from his or her compensation by appropriate notice to Benefit Services at least 30 days prior to the first day of the month in which the change is to take effect. Participants may also make contributions to the Employee Stock Purchase Plan by personal check or money order. Check or money order contributions are subject to the $1,650 per calendar month contribution limitation.

    Notwithstanding the foregoing, no Participant may purchase Shares under the Employee Stock Purchase Plan if such Shares, together with Common Stock purchased by such Participant under all other "employee stock purchase plans," as defined in Section 423(b) of the Code, would have a fair market value in excess of $25,000 per calendar year.

    PURCHASE OF STOCK

    On the last New York Stock Exchange trading day of each calendar month (the "Purchase Date"), the Custodian will use the funds accumulated in each Participant's account to purchase Shares. The purchase price of Shares will be 85 percent of the mean between the highest and lowest selling prices of a Share on the Purchase Date, as quoted by the New York Stock Exchange. The Custodian will purchase as many whole and fractional Shares at the Discount as may be purchased with the amounts in the Participant's account as of the Purchase Date. Interest (if any) earned on amounts in Participants' accounts will be used to defray the expenses of administering the Employee Stock Purchase Plan. All purchases of Shares will be made in the name of the Custodian or its nominee.

    At any time following a purchase, a Participant may have any whole number of Shares owned by the Participant transferred from the name of the Custodian into his or her name, and a certificate evidencing such whole number of Shares will be issued in the name of the Participant. Fractional Shares will remain in the Participant's account. However, the Shares acquired under the Employee Stock Purchase Plan may not be sold or otherwise disposed of for at least one year after the date on which the Shares were acquired by the Custodian for the account of the Participant, except in the case of termination of employment, retirement, death or disability. Any stock certificates delivered to a Participant prior to the expiration of the one-year period will contain a legend to reflect this restriction.

    Each Participant will retain the rights associated with his or her Shares and customarily accruing to an owner of record, including the right to receive dividends (whether paid in cash, Shares or otherwise) and the right to receive notices of and vote at shareholders' meetings.

    TERMINATION OF EMPLOYMENT, RETIREMENT, DEATH

    Any Participant who for any reason ceases to be an eligible employee of the Company or a subsidiary will be immediately withdrawn from the Employee Stock Purchase Plan. In addition, any Participant may voluntarily withdraw from the Employee Stock Purchase Plan on the first day of any month by delivering written notice to Benefit Services at least 30 days in advance. In these cases, the Participant will receive all whole Shares and cash in lieu of fractional Shares held by the Custodian which have been allocated to his or her account together with any cash in his or her account.

    If a Participant's employment with the Company or any subsidiary terminates because of his or her retirement or death, then amounts previously deducted from payroll for his or her account will be used to purchase Shares in accordance with the applicable provisions of the Employee Stock Purchase Plan.

    TRANSFERABILITY

    The right to purchase Shares under the Employee Stock Purchase Plan is not assignable or transferable by the Participant and may be exercised only by the Participant, except in the event of the Participant's death, as previously provided. Participants may not in any manner assign or create a lien on any funds or Shares held under the Employee Stock Purchase Plan.

    EXPENSES

    The Company will pay all costs of administering the Employee Stock Purchase Plan, except commissions on sales and charges for certificate issuance on Share withdrawals.

    TERMINATION OR AMENDMENT OF THE EMPLOYEE STOCK PURCHASE PLAN

    The Company may terminate the Employee Stock Purchase Plan at any time. The Employee Stock Purchase Plan may be amended as may be necessary or appropriate by the Committee, provided that shareholder approval will be required (1) to change the class of individuals eligible to purchase Shares under the Employee Stock Purchase Plan, (2) to increase the maximum number of Shares available for purchase under the Employee Stock Purchase Plan (except for equitable adjustments arising out of any stock dividend, stock split, recapitalization, share combination, or similar change in the Company's capitalization), or (3) to change the Discount at which Shares may be purchased.

    DARDEN RESTAURANTS, INC. CANADIAN EMPLOYEE STOCK PURCHASE PLAN

    On June 23, 1998, the Company's Board of Directors also adopted and approved the Darden Restaurants, Inc. Canadian Employee Stock Purchase Plan (the "Canadian Plan"), conditioned on approval of the Employee Stock Purchase Plan by the Company's stockholders at the Annual Meeting on September 24, 1998. The Canadian Plan is not an "employee stock purchase plan" within the meaning of
Section 423(b) of the Code and is not intended to comply with Section 423 of the Code. For this reason, the Canadian Plan does not require approval by the Company's stockholders. However, the Board of Directors has conditioned the adoption of the Canadian Plan on stockholder approval of the Employee Stock Purchase Plan. The Canadian Plan extends rights similar to those granted by the Employee Stock Purchase Plan, to employees of the Company's Canadian operating entity, with the following exceptions.

        1. One hundred thousand (100,000) Shares will be available for purchase under the Canadian Plan, subject to adjustments for dividends, stock splits, recapitalizations, share combinations and similar changes in the Company's capitalization.

        2. Participation in the Canadian Plan is limited to Canadian employees of the Company or any designated subsidiary.

        3. The contribution limitations under the Canadian Plan are $2,000 (Canadian dollars) maximum per calendar month, $10 (Canadian dollars) minimum per pay period, and $25,001 (U.S. dollars) maximum per calendar year.

    Approval of the Employee Stock Purchase Plan by the Company's stockholders at the Annual Meeting on September 24, 1998, will mean that both the Employee Stock Purchase Plan and the Canadian Plan will become effective as of January 1, 1999.

    COPIES OF EMPLOYEE STOCK PURCHASE PLAN AND CANADIAN PLAN

    The full texts of the Employee Stock Purchase Plan and the Canadian Plan appear in Appendix A and Appendix B, respectively, to which reference is made for a complete statement of the terms of the plans.

    THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE APPROVAL OF THE DARDEN RESTAURANTS, INC. EMPLOYEE STOCK PURCHASE PLAN AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                                 OTHER BUSINESS

    The Company is not aware of any business to be acted upon at the Annual Meeting other than that which is explained in this Proxy Statement. In the event that any other business calling for a vote of the stockholders is properly presented at the meeting, the holders of the proxies will vote your shares in accordance with their best judgment.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the cash compensation and certain other components of compensation for the last three fiscal years of the Chief Executive Officer and the Company's four other most highly compensated executive officers.

                                                  Annual Compensation                Long-Term Compensation
                                          ------------------------------------     ---------------------------
                                                                     Other         Restricted
                                                                     Annual          Stock                          All Other
                                          Salary       Bonus      Compensation       Awards         Options        Compensation
Name and Principal Position       Year      ($)         ($)          ($)(1)        ($)(2)(3)      (#)(4)(5)(6)        ($)(7)
------------------------------    ----    -------    ---------    ------------     ----------     ------------     ------------
J. R. LEE.....................    1998    599,038      449,300(5)       467           224,650       390,766          396,516
Chairman of the Board and         1997    575,000            0            0                 0             0          178,755
  Chief Executive Officer         1996    575,000      140,500(8)    33,866            70,241       539,858          325,041

B. D. BLUM....................    1998    348,076      399,000          243         1,195,691(9)    103,332           94,274
President, The Olive Garden       1997    261,537      134,500            0            33,625             0           40,083
                                  1996    233,750      115,100       19,985            28,764       144,900           65,397

R. E. RIVERA..................    1998    234,890      234,900          445         1,258,725(10)   429,166(11)      236,066(12)
President, Red Lobster             N/A
                                   N/A

B. SWEATT, III................    1998    339,422    1,788,200(13)       137          303,964(13)   103,332          192,817
President, New Business           1997    266,153       32,500            0             8,125             0           45,409
  Division                        1996    256,538       41,200            0            10,293       186,500           71,054

C. L. WHITEHILL...............    1998    249,316      248,745(5)       104                 0        50,065          124,923
Senior Vice President, General    1997    239,000       68,100            0            17,025             0          141,097
  Counsel                         1996    239,000      100,400        1,661            25,098        71,100           97,124

------------------------

(1) The amounts for 1998 relate to tax gross-ups for commissions paid by the Company for the 1998 Stock Purchase/Loan Program. For 1996, these amounts relate to tax gross-ups for relocation expenses.

(2) Amounts under this column for fiscal 1998 are based on the fair market value ($15.6563) of Common Stock as of June 23, 1998, which determined the value of restricted stock granted on that date under the Darden Restaurants Management Incentive Plan (MIP). Under the MIP, participants must deposit with the Company, one personally-owned share of common stock for each share of restricted stock awarded, which vest 100% at three years, provided the participant's shares remain on deposit until the end of the corresponding restricted period. Regular dividends are paid on all restricted shares. Restricted stock immediately vests in the event of a change of control. For
    B. D. Blum and R. E. Rivera, the amount of restricted shares awarded from the MIP in 1998 are 6,371 and 3,467, respectively. (See footnotes Nos. 9 and 10 for valuation of the other 1998 restricted shares). The number and value of aggregate restricted stock holdings including the 1998 award (valued at the fair market value of $15.6563 as of June 23, 1998) and all other awards (valued at the fair market value of $15.5938 as of May 29, 1998) total: J.
    R. Lee--31,681 shares ($494,924); B. D. Blum--110,140 shares ($1,722,274);
    R. E. Rivera--103,750 shares ($1,618,091); B. Sweatt, III--40,873 shares
    ($638,579); and C. L. Whitehill--4,027 shares ($62,796).

(3) Amounts for fiscal 1996 are based on the value ($11.75) of Common Stock as of May 23, 1996, and amounts for fiscal 1997 are based on the value ($9.00) of Common Stock as of June 17, 1997, which determine the value of restricted stock granted on that date under the MIP.

(4) The above named officers were awarded double their annual number of stock options in fiscal 1996. As a result, these officers did not receive stock option grants in fiscal 1997. For the following officers, the amounts shown for fiscal 1996 also include the following salary replacement option grants;
    B. D. Blum--24,900; C. L. Whitehill--11,100; and B. Sweatt, III--26,500. For
    J. R. Lee, the amount shown includes a grant of 39,858 bonus replacement options (see also footnote 8).

(5) The following officers elected to receive a portion of their 1998 bonus in bonus replacement options. J. R. Lee received 96,044 options in lieu of 50% of bonus; C. L. Whitehill received 5,065 options in lieu of 10% of bonus. Also C. L. Whitehill elected to receive additional cash award ($35,535) in lieu of a restricted stock match.

(6) The following officers participated in the 1998 Stock Purchase/Loan Program. According to the terms of this program, the officer received two options for every share of common stock purchased during a specified window period. J.R. Lee--44,722 options; B. D. Blum--23,332 options; R. E. Rivera - 29,166 options; B. Sweatt, III--23,332 options, and C. L. Whitehill -10,000 options.

(7) These amounts for fiscal 1998 include the following components: (a) allocations relating to FlexComp, the Company's deferred compensation plan,
    (b) reimbursement for unused vacation time, and (c) imputations for commissions paid for the purchase of stock in the 1998 Stock Purchase/Loan Program. For the following officers, the amounts for these components are:
    Joe R. Lee-- $380,398 (a), $15,000 (b), $1,118 (c); B. D. Blum--$93,691 (a),
    $583 (c); R. E. Rivera--$1,066 (c); B. Sweatt, III--$192,489 (a), $328 (c);
    and C. L. Whitehill--$124,673 (a), $250 (c).

(8) The fiscal 1996 annual incentive for J. R. Lee was also reduced by 50% in lieu of a grant of 39,858 bonus replacement options.

(9) For B. D. Blum, the Board approved a one-time award of 70,000 restricted shares valued at $1,095,941 based on the fair market value ($15.6563) of Darden stock on the date of grant, June 23, 1998. These shares vest 25% each year over a four-year period.

(10) For R. E. Rivera, an award of 100,000 restricted shares was granted on the date of hire. The amount of the award is based on the fair market value of Common Stock ($12.00) on the date of grant (December 12, 1997). The restricted shares vest 25% each year over a four-year period.

(11) For R. E. Rivera, an award of 400,000 bonus replacement options was granted as an employment bonus on the date of hire (December 12, 1997). The options were priced on the date of the grant ($12.00) and fully vest over a period of four years.

(12) R. E. Rivera was hired on December 12, 1997. As part of his employment offer, he received a sign-on bonus of $235,000 of which he deferred payment of $100,000.

(13) In recognition of his successful efforts in developing the Bahama Breeze concept, B. Sweatt, III received a special one-time bonus of $1,650,000 and 17,208 shares of restricted stock valued at $269,413 based on the fair market value ($15.6563) of Darden stock on the date of grant, June 23, 1998. During the development period, his MIP bonus had been reduced by 65%.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table summarizes awards of stock options in fiscal 1998 to the executive officers named in the Summary Compensation Table.

                                                             INDIVIDUAL GRANTS (1)
                                              ----------------------------------------------------    POTENTIAL REALIZABLE
                                                            % OF TOTAL                                      VALUE AT
                                               NUMBER OF      OPTIONS                               ASSUMED ANNUAL RATES OF
                                              SECURITIES      GRANTED                               STOCK PRICE APPRECIATION
                                              UNDERLYING   TO EMPLOYEES    EXERCISE                  FOR OPTION TERM ($)(2)
                                                OPTIONS      IN FISCAL       PRICE     EXPIRATION   ------------------------
NAME                                          GRANTED (#)      YEAR        ($/SHARE)      DATE         5%($)       10%($)
--------------------------------------------  -----------  -------------  -----------  -----------  -----------  -----------
J. R. Lee...................................     250,000(3)       7.50%       9.0000      6/17/07   $ 1,415,013  $ 3,585,921
                                                  44,722(4)       1.34%       9.0000      6/17/07   $   253,129  $   641,478
                                                  96,044(5)       2.88%      15.5938      5/29/08   $   941,890  $ 2,386,934

B. D. Blum..................................      80,000(3)       2.40%       9.0000      6/17/07   $   452,804  $ 1,147,495
                                                  23,332(4)       0.70%       9.0000      6/17/07   $   132,060  $   334,667

R. E. Rivera................................     400,000(6)      11.99%      12.0000     12/12/07   $ 3,018,694  $ 7,649,964
                                                  29,166(4)       0.87%      12.0000     12/12/07   $   220,108  $   557,797

B. Sweatt, III..............................      80,000(3)       2.40%       9.0000      6/17/07   $   452,804  $ 1,147,495
                                                  23,332(4)       0.70%       9.0000      6/17/07   $   132,060  $   334,667

C. L. Whitehill.............................      35,000(3)       1.05%       9.0000      6/17/07   $   198,102  $   502,029
                                                  10,000(4)       0.30%       9.0000      6/17/07   $    56,601  $   143,437
                                                   5,065(5)       0.15%      15.5938      5/29/08   $    49,672  $   125,878

------------------------

(1) All options are granted at the fair market value of the Common Stock on the grant date and generally expire 10 years from the grant date. All options vest immediately in the event of a change of control.

(2) These assumed values result from certain prescribed rates of stock price appreciation. The actual value of these option grants is dependent on future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved.

(3) This stock option grant under the 1995 Plan becomes exercisable according to the following schedule: 50% on June 17, 2000 and 50% on June 17, 2001.

(4) This stock option grant under the 1995 Plan, was awarded as a result of the officer's participation in the 1998 Stock Purchase/ Loan Program. The officer received two options for each share of Darden stock purchased. The options become exercisable 50% on June 17, 2000, and 50% on June 17, 2001.

(5) This bonus replacement option, granted under the 1995 Plan, benefits the Company by reducing the cash bonus of this officer (see footnote 5 of the Summary Compensation Table). This option becomes exercisable on November 29, 1998.

(6) For R. E. Rivera, an award of 400,000 bonus replacement options was granted as an employment bonus on the date of hire (December 12, 1997). The options were priced on the date of the grant ($12.00) and fully vest over a period of four years.

                                 STOCK OPTIONS

    The following table summarizes the stock option exercises by the executive officers named in the Summary Compensation Table during fiscal year 1998 and the value of the stock options held by such officers at the end of the fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                                                    VALUE OF
                                                                         NUMBER OF SECURITIES                      UNEXERCISED
                                                                    UNDERLYING UNEXERCISED OPTIONS                 IN-THE-MONEY
                                                                        AT FISCAL YEAR END (#)                     OPTIONS
                                                     ------------------------------------------------------------   AT FISCAL
                             SHARES                                                      1995 PLAN (2)(7)           YEAR END
                            ACQUIRED       VALUE        CONVERSION PLAN (1)      --------------------------------    ($)(3)
                               ON        REALIZED    --------------------------     EXERCISABLE                    -----------
NAME                      EXERCISE (#)      ($)      EXERCISABLE  UNEXERCISABLE       (4)(5)        UNEXERCISABLE  EXERCISABLE
------------------------  ------------  -----------  -----------  -------------  -----------------  -------------  -----------
J. R. Lee...............       67,041   $   373,452     795,616       108,047           39,858          890,766    $ 5,432,829
B. D. Blum..............        5,000   $    55,874     176,261        32,198           14,940          233,292    $ 1,233,504
R. E. Rivera............       --       $         0      --            --               --              429,166(6) $         0
B. Sweatt, III..........       23,051   $   116,913     336,191        45,756           15,900          273,932    $ 2,422,342
C. L. Whitehill.........      145,563   $ 1,280,095      80,224        23,788            6,660          114,505    $   359,336


NAME                      UNEXERCISABLE
------------------------  -------------
J. R. Lee...............   $ 4,905,880
B. D. Blum..............   $ 1,471,141
R. E. Rivera............   $ 1,542,336
B. Sweatt, III..........   $ 1,739,778
C. L. Whitehill.........   $   734,625

------------------------

(1) These options were granted as a result of the conversion of General Mills stock options granted to the named officers in 1995. General Mills options were adjusted so that two-thirds of the aggregate economic value of each stock option grant was retained in adjusted General Mills stock options (both the price and number of options were adjusted). General Mills stock options retained by the named officers are not reported in this table. One-third of the aggregate economic value of each stock option grant was converted into newly issued stock options for Company Common Stock. The economic value at the date of conversion of each named officer's stock option grants was neither increased nor decreased as a result of these adjustments, other than small differences due to rounding of whole shares.

(2) These options were granted from the 1995 Plan.

(3) Value of all unexercised options equals the fair market value at May 29, 1998 ($15.5938) of the shares underlying in-the-money options, less the exercise price, times the number of in-the-money options outstanding.

(4) Salary replacement options, granted under the 1995 Plan, benefit the Company by reducing the future cash compensation paid to the named officers, with corresponding reductions in cash bonuses and similar effects on benefits which are tied to base salary. The amounts are: B. D. Blum, 9,960 shares; B. Sweatt, III, 10,600 shares; and C. L. Whitehill, 4,440 shares.

(5) For J. R. Lee and C. L. Whitehill, the amounts shown represent bonus replacement options granted in fiscal 1996 and fiscal 1998 (see footnote 5 of the Summary Compensation Table). For fiscal 1996, J. R. Lee received 39,858 options. For fiscal 1998, J. R. Lee received 96,044 options and C. L. Whitehill received 5,065 options.

(6) For R. E. Rivera, 400,000 salary replacement options were granted from the 1995 Plan as part of his employment offer. A grant of 29,166 options was awarded as a result of R. E. Rivera's participation in the 1998 Stock Purchase/Loan Program.

(7) The following stock option grants were awarded as a result of the following officer's participation in the 1998 Stock Purchase/ Loan Program: J. R. Lee, 44,722; B. D. Blum, 23,332; R. E. Rivera, 29,166; B. Sweatt, III, 23,332;
    and C. L. Whitehill, 10,000.

    CHANGE IN CONTROL ARRANGEMENTS

    At the end of fiscal 1998, the Company had management continuity agreements with nine of its executive officers, including those named in the Summary Compensation Table on page 12, providing for guaranteed severance payments equal to three times the annual compensation of the officer (salary plus cash bonus award) and continuation of health and similar benefits for a three-year period if the officer is terminated without cause within two years after a change of control. These agreements also provide that the severance payment shall be reduced by an amount necessary to ensure that the foregoing payments are not subject to any excise taxes that might otherwise be payable under Code Section 4999 of the Internal Revenue Code (the "Code") or any similar tax. The Company also has entered into related trust agreements to provide for payment of amounts under its non-qualified deferred compensation plans, including the directors' compensation plans, the Management Incentive Plan and the management continuity agreements. Full funding is required in the event of a change of control. To date, only a nominal amount has been paid into each trust.

    In addition, stock options, restricted stock and restricted stock units issued under the Stock Option and Long-Term Incentive Plan of 1995 (the "1995 Plan") and the Stock Option and Long-Term Incentive Conversion Plan (the "Conversion Plan") all immediately vest in full in the event of a change of control, as defined in such plans.

    STOCK OWNERSHIP GUIDELINES AND STOCK PURCHASE/LOAN OPPORTUNITY

    In June 1997, the Company adopted stock ownership guidelines for executive management. The guideline for the Chief Executive Officer is to own, after seven years, Common Stock valued at a multiple of four times base salary. Other officer guidelines range from a multiple of three times base salary to one-half times base salary depending on the level of responsibility in the organization. To assist the executive in meeting these guidelines, the Company implemented a one-time stock purchase/loan program (the "1998 Stock Purchase/Loan Program") under the 1995 Plan that matches two options for every new share purchased up to a maximum total share value equal to a percentage of such executive's base compensation. The loan is full recourse and interest bearing with a maximum loan amount of 75% of the value of the stock purchased. All stock purchased is held on deposit with the Company until the loan payment requirements are met. As of May 1998, 56 officers have participated in the 1998 Stock Purchase/Loan Program, receiving two options for every share purchased. The program has resulted in the purchase of a total of 203,333 shares by Company officers.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors (see page 6). The Committee is responsible for setting and administering the policies that govern both annual compensation and stock ownership programs. The Committee annually certifies corporate performance objectives and evaluates the Company's corporate performance for incentive plans.

    From time to time the Committee will use outside, independent consultants to provide it with background information in performing its duties. During fiscal 1996, the Committee engaged the services of two nationally known compensation consulting firms to review and analyze the Company's pay program. Those firms found that:

    - The current program is sound in its focus on performance;

    - The current program has a good mix of short and long-term incentives; and

    - The current program places more emphasis on long-term incentives than the pay programs of most of the Company's competitors, and as a result, has strong alignment with stockholders.

    A competitive analysis update conducted in fiscal 1998 supported the findings of the 1996 study.

    The Company uses cash and stock-based compensation for three purposes: (1) to focus executives on short and long-term business strategy; (2) to reward individual, business unit and corporate performance; and (3) to align executives' interests with those of stockholders. Ultimately, the goal is to maximize the success of the Company. As detailed in the Summary Compensation Table (see page 12), a significant portion of the Company's pay for executives is variable and is linked to performance.

    CASH COMPENSATION

    The Company's goal for cash compensation is to pay competitive base salaries, coupled with an annual incentive plan (i.e., the Management Incentive
Plan). If individual, as well as corporate and/or unit performance, is above average compared to the compensation peer group described below, then total cash compensation also will be above average within that group. Conversely, if performance is below average compared to the compensation peer group, then total cash compensation will also be below average.

    The peer group against which compensation and performance are compared is publicly-traded chain restaurant companies with substantial capitalization. Supplemental pay data is obtained from hospitality, retail and other general industry companies.

    The compensation peer group is a broader group than the S&P Restaurant Index used in the Total Shareholder Return performance graph on page 21. The S&P Restaurant Index is the only published index for purposes of such comparison, but does not include all appropriate comparable companies for compensation purposes.

    The Company also encourages executives to exchange cash compensation for stock-based compensation. This is discussed below in the section entitled "Stock-Based Compensation".

    BASE SALARY INCREASES

    Base salary increases, if any, for executive officers are determined annually by the Committee based on the individual performance of the executive officer and where the executive's pay stands competitively compared to the compensation peer group. The budgeted salary increase for all employees is also considered in determining base salary increases for executive officers.

    MANAGEMENT INCENTIVE PLAN

    Annual cash incentive awards are granted by the Committee to executive officers under the Management Incentive Plan based on the following factors: corporate performance, business unit performance and individual performance. Awards to key executives shall be based on the comparative impact of the individual's position to the overall corporate results as measured by the position level, base salary of the individual and the degree to which such individual is able to affect the division, group or overall corporate result. Such awards to senior management serving on the Board are subject to Board approval.

    The Company set its business plan aggressively for fiscal 1998 with the goal of achieving a significant improvement over fiscal 1997 performance, with our target set at over 50% EPS growth. Pursuant to the terms and conditions of the Management Incentive Plan, the Committee met on June 23, 1998, to evaluate and determine a corporate rating for the Company. This rating is based upon earnings per share growth and return on average capital for the 1998 fiscal year compared to targets established by the Committee at the inception of the fiscal year. For fiscal 1998, the corporate ratings could range from 0 to 2.0 with target performance represented by a 1.45 rating. With an EPS growth of 91% (diluted) and a ROC of 7.5%, the Company exceeded the target and met the required level of performance for a 2.0 corporate rating.

    For fiscal 1999, the Compensation Committee has set a target to continue the momentum of significant improvement achieved in fiscal 1998. Achievement of that target would represent a 1.3 corporate rating and would result in approximately 19% increase in EPS.

    STOCK-BASED COMPENSATION

    The Committee and management believe that broad and deep employee stock ownership effectively motivates the building of stockholder wealth and aligns the interests of employees with those of the stockholders. At the end of fiscal 1998, approximately 22% of the Company's outstanding shares were either owned by the Employee Stock Ownership Plan, or employees and non-employee members of the Board of Directors, or were under options granted to employees and non-employee members of the Board of Directors.

    The Committee uses the 1995 Plan to attract and retain able employees by the awarding of stock options, restricted stock and restricted stock units. Such employees are defined as those who are responsible for the growth and sound development of the business of the Company. Awards under the 1995 Plan are intended to align the interests of such employees with those of the stockholders.

    Regular stock options are granted by the Committee to the executive officers and other employees based on their potential impact on corporate results (i.e., the person's level of responsibility in the organization) and on their individual performance. A total of 60 officers were granted options under this program in fiscal 1998, and on June 23, 1998, options were granted to 4,190 employees. The size of regular stock option grants to the Chief Executive Officer and other executive officers is periodically reviewed against option grants made by other large restaurant companies in the compensation peer group previously described.

    Under the provisions of the 1995 Plan, the Company allows executives to exchange part of their annual cash incentive payout in return for an additional stock option grant, referred to as a "bonus replacement option". The size of the option grant is based on the amount of the foregone incentive payout and the present value of the projected stock option value. Executive officers may elect to reduce their annual cash incentive payout by a maximum of 50% for a grant of bonus replacement options.

    The 1995 Plan also authorizes the Committee to make awards to selected employees of restricted stock of up to 10% of the shares authorized under the plan and, in that connection, to determine the number of shares to be awarded, the length of the restricted period, the purchase price, if any, to be paid by the participant, and whether any other restrictions will be imposed with respect to such awards.

    The majority of restricted shares have been and will be granted as part of the stock matching program for participants in the Management Incentive Plan, described on page 18, requiring the participant to place on deposit one share of Common Stock owned for each share of restricted stock awarded. The size of each restricted stock award in that program is equal in value to 15% or 25% (depending on position level) as specified under the 1995 Plan of the participant's annual cash incentive award. If the deposit shares are withdrawn prior to the end of the three-year vesting period, then the unvested restricted stock award is forfeited.

    The Summary Compensation Table on page 12 summarizes the options and restricted stock awards granted in fiscal 1998 to the five most highly compensated executive officers. Included in the totals are options granted as bonus replacement options.

    FLEX COMP BENEFITS

    None of the Company's executive officers presently participate in a retirement plan qualified under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Instead, they participate in FlexComp, a nonqualified deferred compensation arrangement. The Company's annual FlexComp contribution equals from 1.5% to 6% (based on company performance) of the executive's eligible annual earnings plus an additional percent of the executive's eligible annual earnings based on the executive's age and years of service with the Company during which the officer may have been a participant in an ERISA qualified retirement plan. FlexComp participants elect to have their FlexComp contributions credited with rates of return based on several investment alternatives. Therefore, the plan does not have a guaranteed retirement benefit. The annual FlexComp contributions made by the Company for the accounts of the five most highly compensated executive officers are shown in the All Other Compensation column of the Summary Compensation Table on page 12.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    The Chief Executive Officer's base salary was established by the Compensation Committee of General Mills at $575,000 in May, 1995. This rate remained for fiscal 1996 and fiscal 1997. During fiscal 1998, the Committee increased this amount to $650,000 to more closely reflect the competitive size-adjusted market average. The Committee also approved a fiscal 1998 annual grant of 250,000 stock options for Mr. Lee.

    The Committee met on June 23, 1998, to evaluate the Chief Executive Officer's performance for fiscal 1998 and their evaluation was reported to the independent directors of the Board. For fiscal 1998, the Compensation Committee rating for J. R. Lee resulted in a bonus of $499,300 and 96,044 Bonus Replacement Options of an equal value.

    LOANS TO EXECUTIVE OFFICERS

    Each of the following executives listed in the Summary Compensation Table (see page 12) received loans equaling up to 75% of the value of the stock he purchased in connection with his participation in the 1998 Stock Purchase/Loan Program. This program was designed to assist the executive in achieving the Company's stock ownership guidelines (see page 16). As of May 1998 loans outstanding under this program for the executive officers named in the Summary Compensation Table are as follows: J. R Lee, $154,291; B. D. Blum, $79,839; C.
L. Whitehill, $34,189; R. E. Rivera, $135,869; and B. Sweatt, III, $58,229.
Loans for all participants of the program totalled $1,343,142.

    DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Unless the conditions specified in the regulations under Section 162(m) of the Internal Revenue Code are met, the Code limits the Company's ability to deduct, for federal income tax purposes, certain compensation in excess of $1 million per year paid to persons named in the Summary Compensation Table. The Company believes that it meets all requirements for deductibility of executive compensation and will monitor whether its plans require any future amendments to continue to meet the deductibility requirements of the tax law without compromising the flexibility needed to design effective compensation plans that meet the Company's executive compensation goals as described above.

    SUMMARY

    The Compensation Committee is satisfied that the compensation and long-term incentive plans provided to the Chief Executive Officer and the other executive officers of the Company are structured and operated so as to support the Company's business strategy and to create strong linkage and alignment with the long-term best interests of the Company and its stockholders. The Committee will periodically reevaluate these programs to ensure they continue to do so.

                                          COMPENSATION COMMITTEE

                                          Michael D. Rose, Chair
                                          Daniel B. Burke
                                          Jack A. Smith
                                          H. B. Atwater, Jr.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          COMPARISON OF THREE-YEAR TOTAL RETURN
Based on a $100 investment on the Distribution Date
(5/29/95)
Total Return Index
                                                           Darden Restaurants, Inc.    S&P 500   S&P Restaurant Index
May-95                                                                      $100.00    $100.00                $100.00
Aug-95                                                                       $95.40    $107.56                $101.61
Nov-95                                                                      $103.81    $115.93                $119.33
Feb-96                                                                      $114.19    $128.06                $138.20
May-96                                                                      $108.75    $132.61                $132.12
Aug-96                                                                       $74.04    $131.07                $126.92
Nov-96                                                                       $79.04    $147.93                $128.37
Feb-97                                                                       $65.09    $159.17                $122.68
May-97                                                                       $77.15    $169.01                $137.87
Aug-97                                                                       $93.47    $185.05                $135.45
Nov-97                                                                      $104.93    $193.79                $133.42
Feb-98                                                                      $126.04    $208.92                $140.22
May-98                                                                      $145.16    $221.27                $172.05

    SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company's directors and executive officers, and persons who beneficially own more than ten percent of the Company's Common Stock, are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. To the Company's knowledge, all required reports were filed on a timely basis during fiscal 1998.

    STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

    Any stockholder proposal intended to be presented for consideration at the 1999 Annual Meeting and to be included in the Company's proxy statement must be received at the principal executive offices of the Company by the close of business on April 12, 1999. Proposals should be sent to the attention of the Secretary.

    YOUR VOTE IS IMPORTANT!

Please sign and promptly return your proxy in the enclosed envelope.

                                   APPENDIX A

                            DARDEN RESTAURANTS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

    1. PURPOSE OF THE PLAN. The purpose of the Darden Restaurants, Inc. Employee Stock Purchase Plan (the "Plan") is to provide an opportunity for eligible employees of Darden Restaurants, Inc. (the "Company") and designated subsidiaries to obtain an ownership interest in the Company through purchases of shares of the Company's authorized but unissued or treasury common shares, no par value (such treasury shares and the Company's authorized and issued common shares, no par value, being referred to herein as the "Shares"), as an incentive to promote the profitable growth of the Company. The Plan is intended to be an "employee stock purchase plan," within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and to comply with
Section 423 of the Code in all respects.

    2. SUBSIDIARY. For purposes of the Plan, the term "subsidiary" shall mean any corporation (whether or not in existence at the time the Plan is adopted) which is a subsidiary of the Company under the definition of "subsidiary corporation" contained in section 424(f) of the Code, or any similar provision hereafter enacted. The term "designated subsidiary" is any subsidiary, as defined in the preceding sentence, which is designated as a participating subsidiary by the Minor Amendment Committee of the Compensation Committee of the Board of Directors of the Company (the "Committee"). A list of designated subsidiaries as of the date the Plan becomes effective is included in Appendix One.

    3. SHARES SUBJECT TO THE PLAN. There shall be available one million four hundred thousand (1,400,000) Shares for purchase under the Plan, provided, however, that the number of Shares which may be issued under the Plan shall be equitably adjusted by the Board to reflect any stock dividend, stock split, recapitalization, share combination, or similar change in the capitalization of the Company.

    4. CUSTODIAN. The Company shall be the Custodian for the Plan, unless the Committee shall in its discretion select a third party to be the Custodian. Such Custodian shall be known as the Custodian for the Employee Stock Purchase Plan (the "Custodian").

    5.  ELIGIBILITY REQUIREMENTS AND JOINING THE PLAN.

        a. Any employee of the Company or a designated subsidiary shall be "eligible" to participate in the Plan, other than (i) employees whose "customary employment" is twenty (20) hours or less per week, (ii) employees whose customary employment is for not more than five (5) months in any calendar year, (iii) employees who have been employed for less than one (1) year, (iv) persons who are both highly compensated employees (within the meaning of Section 414(q) of the Code) and subject to Section 16(b) of the Securities Exchange Act of 1934, and (v) employees who, immediately after the grant of the right to purchase Shares hereunder, would own (within the meaning of Section 423(b)(3) of the Code) Shares (including shares which such employee may purchase under the Plan or under any outstanding option) possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any subsidiary. "Customary employment" of twenty (20) hours or less per week shall be determined, after one year of employment, bi-annually, based on the average of such hours during the preceding six month period.

        b. Any eligible employee may join the Plan at any time provided he or she submits to the Company's Benefit Services Department ("Benefit Services") a properly completed and executed Stock Purchase and Payroll Deduction Agreement ("Purchase Agreement"). Employees participating in the Plan are referred to as "Participants."

    6.  STOCK PURCHASE AND PAYROLL DEDUCTION AGREEMENT.

        a. An employee wishing to purchase Shares pursuant to the Plan shall complete and execute a Purchase Agreement. A Participant may specify as the amount to be deducted from his compensation an amount that may not exceed $1,650 per calendar month (the "Offering Period") and which may not be less than $10 per pay period. A Participant may increase or decrease the amount to be deducted from his compensation as of the first day of any month by delivering to Benefit Services a written amendment to his or her Purchase Agreement at least thirty (30) days prior to the first day of the month in which the change is to take effect.

        b. Participants may also make contributions via personal check or money order for the purchase of Shares under the Plan. These check or money order contributions are to be included in the $1,650 per calendar month contribution limitation. In order to purchase Shares on the next Purchase Date, the check or money order contributions must be received by Benefit Services at least ten (10) business days before such Purchase Date.

    Notwithstanding the foregoing, no Participant shall have the right to purchase Shares under the Plan if such right would permit such employee to purchase Shares under the Plan and all other "employee stock purchase plans," as defined in Section 423(b) of the Code, of the Company and its subsidiaries at an accrued rate exceeding $25,000 of the fair market value of such Shares (determined as of the date such right to purchase is granted) for each calendar year in which such right to purchase is outstanding at any time, as in accordance with the provisions of Section 423(b)(8) of the Code and any regulations promulgated thereunder.

    7. PAYMENTS OF EMPLOYEES' CONTRIBUTIONS. The Company or designated subsidiary by whom the Participant is employed will pay to Benefit Services for each month, on behalf of each Participant, the total of all amounts withheld from each Participant's compensation and contributed by the Participant for investment under the Plan. Such payments shall be made to Benefit Services as soon as practicable after the date on which such withholdings occurred or such contributions were received.

    8. DUTIES OF CUSTODIAN; STOCK PURCHASE ACCOUNTS. Benefit Services will hold as Custodian all funds received by it under the Plan and, until delivery thereof to the Participants hereunder, all of the Shares acquired by the Custodian under the Plan. The Custodian shall establish and maintain an account in the name of each Participant to which shall be credited all amounts deducted from the Participant's compensation and otherwise contributed by the Participant. All such amounts shall be segregated from the Company's assets and deposited in a separate account. Interest (if any) earned on such amounts shall not be credited to the accounts of Participants but shall be used to defray the expenses of administering the Plan.

    The Custodian may rely on all orders, requests, and instructions with respect to the Plan given in writing and signed by the Secretary of the Committee and the Custodian shall not be liable to any person for any action taken in accordance therewith.

    9. PURCHASE OF SHARES. On the last New York Stock Exchange trading day of each calendar month (the "Purchase Date"), the Custodian shall apply the funds accumulated in each Participant's account including contributions made under
Section 6.b. to the purchase of Shares. The Purchase Price of Shares as of the Purchase Date shall be 85 percent (the "Discount") of the mean between the highest and lowest selling prices of a Share on such date, as quoted by the New York Stock Exchange on that date. The Custodian shall purchase as many whole Shares and fractional Shares at the Discount as may be purchased with the amounts accumulated in each Participant's account as of the Purchase Date.

    Notwithstanding the foregoing, the Custodian shall have the right to defer the purchase of Shares during periods of extreme market instability whenever the Custodian determines that such a deferred purchase will protect the interests of Participants. All purchases of Shares shall be made in the name of the Custodian or its nominee.

    10.  TRANSFER OF SHARES TO PARTICIPANTS.

        a. A Participant at any time may request that all or part of the whole number of Shares accumulated on his or her behalf under the Plan be transferred from the name of the Custodian into the name of the Participant and any fractional Shares shall remain in the Participant's account. Subject to the proviso contained in the following paragraph b., a certificate evidencing such whole number of Shares shall be issued in the name of and delivered to the Participant.

        b. Shares acquired under the Plan may not be sold or otherwise disposed of for at least one (1) year after the date on which the Shares were acquired by the Custodian for the account of the Participant, except in the case of termination of employment, retirement, death, or disability. Any stock certificates delivered to a Participant prior to the expiration of such one-year period shall contain a legend to reflect such restriction.

    11. SHARES RETAINED BY CUSTODIAN. All rights accruing to an owner of record of Shares held by the Custodian shall belong to and be vested in the Participant for whose account such Shares are being held, including the right to receive any and all dividends payable in respect of such Shares whether in cash, Shares, or otherwise, and the right to receive all notices of shareholders' meetings and to vote thereat to the same extent as if such Shares were held in the street name by a member firm of the New York Stock Exchange.

    12. WITHDRAWAL FROM THE PLAN. Any Participant who for any reason ceases to be an eligible employee of the Company or any designated subsidiary shall be deemed to have withdrawn from the Plan on the date on which such Participant ceases to be an eligible employee. In addition, any Participant may voluntarily withdraw from the Plan and terminate his or her Purchase Agreement, effective as of the first day of any month by delivery of written notice to Benefit Services no later than thirty (30) days prior to the date on which the withdrawal is to be effective.

    Upon withdrawal from this Plan, a Participant, or a Beneficiary of the Participant, as provided for herein, shall receive all whole Shares and cash in lieu of fractional Shares held by the Custodian which have been allocated to his or her account together with any cash in such account.

    13. RETIREMENT AND DEATH. If employment with the Company or any designated subsidiary of any Participant shall terminate prior to the end of any Offering Period because of his or her retirement or death, then all further payroll deductions shall cease and amounts theretofore deducted under this Plan for his account shall be applied to purchase Shares in accordance with the applicable provisions of this Plan. Upon completion of the Offering Period, either the Participant, a Beneficiary of the Participant, or the estate of the Beneficiary, as provided for herein, shall receive all Shares held by the Custodian which have been allocated to his or her account together with any cash in such account.

    14. BENEFICIARY. A Participant may designate a person or persons, firm, corporation, or other entity as the Participant's beneficiary by written designation filed with the Company prior to death. The Participant's most recent written designation shall apply at the time of death. If a Participant is married at the time of his or her death, the designation of someone other than the Participant's spouse shall be valid only if such spouse has formally consented in writing to the designation of a different beneficiary, the consent acknowledges the effect of such designation, and the consent is witnessed by two persons of legal age and notarized by a notary public. If, at the time of the Participant's death, there is no beneficiary designated or surviving, the beneficiary shall be the Participant's estate. Determination of the beneficiary in each case shall be made by the Custodian.

    15. TRANSFERABILITY OF INTEREST IN THE PLAN. The right to purchase Shares which is granted hereunder shall not be assignable or transferable by the Participant and may be exercised only by the Participant. Participants may not in any manner assign or create a lien on any funds or Shares held under the Plan. Except as otherwise required by law, the Custodian will in no event recognize or honor an attempted assignment of, or creation of a security interest in, or attachment by creditors of, any funds or Shares held under the Plan.

    16. ADMINISTRATION OF THE PLAN. Except to the extent that responsibilities may be delegated to and assumed by a Custodian other than the Company, the Plan shall be administered by the Committee. The Committee's determinations as to any questions which may arise with respect to the interpretation of the Plan provisions shall be final, and the Committee may prescribe such rules as the Committee deems necessary to effectuate the provisions of the Plan.

    The Committee shall receive no additional compensation for serving as administrator of the Plan.

    17. EXPENSES. The Company shall pay all costs of administering the Plan, except commissions on sales and charges for certificate issuance on Share withdrawals, both of which shall be paid by the Participant.

    18. DIVIDENDS. All dividends and non-cash distributions paid on Shares held in a Participant's account shall be paid to the Participant as soon as practicable.

    19. STATEMENT OF ACCOUNT. Not less frequently than quarterly, the Custodian shall distribute to each Participant a statement of account. The statement shall set forth (i) the total number of Shares purchased under the Plan on behalf of the Participant, (ii) the dates such Shares were allocated to the account of the Participant, and (iii) any cash balances in the account.

    20. GOVERNMENT REGULATIONS. The obligation of the Company with respect to rights under the Plan shall be subject to all applicable laws, rules, and regulations and such approvals by any governmental agency as may be required, including, without limitation, the effectiveness of any registration statement required under the Securities Act of 1933, as amended, and the rules and regulations of the New York Stock Exchange or any other securities exchange on which the stock may be listed. The Plan shall be governed by and construed in accordance with the laws of the State of Florida.

    If any of the terms or provisions of the Plan conflict with the requirements of Section 423 of the Code, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Section 423 of the Code. If the Plan does not contain any provision required to be included herein under Section 423 of the Code, such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein.

    21. SHAREHOLDER APPROVAL. The Plan was adopted and approved by the Board of Directors of the Company on June 23, 1998 and is subject to the approval of the holders of at least a majority of the outstanding Shares, which approval shall be obtained on or before September 24, 1998. If so approved by the shareholders, the Plan shall become effective on January 1, 1999. In the event the shareholders shall not approve the Plan as aforesaid, the Plan shall not be effective, and any and all actions taken prior thereto shall be null and void or shall, if necessary, be deemed to have been fully rescinded.

    22. TERMINATION OR AMENDMENT OF THE PLAN. The Company may terminate the Plan at any time. The Plan may be amended as may be necessary or appropriate by the Committee provided, however, that without the approval of the holders of at least a majority of the outstanding Shares (i) the class of individuals eligible to purchase Shares under the Plan shall not be changed, (ii) the maximum number of Shares available for purchase under the Plan shall not be increased except as permitted under Section 3 hereof, and (iii) the Discount at which Shares may be purchased under the Plan shall not be changed, and, further provided, that no such termination or amendment shall impair the rights of any Participant under the Plan to receive any Shares which have been allocated to his account, together with the amount of any payroll deductions and Participant contributions which have not been applied to the purchase of Shares.

                                  APPENDIX ONE

                            DESIGNATED SUBSIDIARIES

    As of January 1, 1999, the following companies were designated subsidiaries under the Plan:

        Darden Restaurants, Inc. and all of its subsidiaries in existence on that date.

        Darden Corporation and all of its subsidiaries in existence on that date.

        GMRI, Inc.

        GMR Restaurants of Pennsylvania, Inc.

        GMRI Texas L.P.

                                   APPENDIX B

                            DARDEN RESTAURANTS, INC.
                     CANADIAN EMPLOYEE STOCK PURCHASE PLAN

    1. PURPOSE OF THIS PLAN. The purpose of the Darden Restaurants, Inc. Canadian Employee Stock Purchase Plan ("this Plan") is to provide an opportunity for eligible Canadian employees of designated subsidiaries of Darden Restaurants, Inc. (the "Company") to obtain an ownership interest in the Company through purchases of shares of the Company's authorized but unissued or treasury common shares, no par value (such treasury shares and the Company's authorized and issued common shares, no par value, being referred to herein as the "Shares"), as an incentive to promote the profitable growth of the Company.

    2. SUBSIDIARY. For purposes of this Plan, the term "designated subsidiary" shall mean any corporation (whether or not in existence at the time this Plan is adopted) which is designated as a participating subsidiary by the Minor Amendment Committee of the Compensation Committee of the Board of Directors of the Company (the "Committee"). A list of designated subsidiaries as of the date this Plan becomes effective is included in Appendix One.

    3. SHARES SUBJECT TO THIS PLAN. There shall be available one hundred thousand (100,000) Shares for purchase under this Plan, provided, however, that the number of Shares which may be issued under this Plan shall be equitably adjusted by the Board to reflect any stock dividend, stock split, recapitalization, share combination, or similar change in the capitalization of the Company.

    4. CUSTODIAN. The Company shall be the Custodian for this Plan, unless the Committee shall in its discretion select a third party to be the Custodian. Such Custodian shall be known as the Custodian for the Canadian Employee Stock Purchase Plan (the "Custodian").

    5.  ELIGIBILITY REQUIREMENTS AND JOINING THE PLAN.

        a. Any employee of a designated subsidiary shall be "eligible" to participate in the Plan, other than (i) employees whose "customary employment" is twenty (20) hours or less per week, (ii) employees whose customary employment is for not more than five (5) months in any calendar year, (iii) employees who have been employed for less than one (1) year,
    (iv) persons who are both highly compensated employees (within the meaning of Section 414(q) of the Code) and subject to Section 16(b) of the Securities Exchange Act of 1934, and (v) employees who, immediately after the grant of the right to purchase Shares hereunder, would own (within the meaning of Section 423(b)(3) of the Code) Shares (including shares which such employee may purchase under the Plan or under any outstanding option) possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any subsidiary. "Customary employment" of twenty (20) hours or less per week shall be determined, after one year of employment, bi-annually, based on the average of such hours during the preceding six month period.

        b. Any eligible employee may join the Plan at any time provided he or she submits to the Company's Benefit Services Department ("Benefit Services") a properly completed and executed Stock Purchase and Payroll Deduction Agreement ("Purchase Agreement"). Employees participating in the Plan are referred to as "Participants."

    6.  STOCK PURCHASE AND PAYROLL DEDUCTION AGREEMENT.

        a. An employee wishing to purchase Shares pursuant to this Plan shall complete and execute a Purchase Agreement. A Participant may specify as the amount to be deducted from his compensation an amount that may not exceed $2,000 (Canadian dollars) per calendar month (the "Offering Period") and which may not be less than $10 (Canadian dollars) per pay period. A Participant may increase or decrease the amount to be deducted from his compensation as of the first day of any month by delivering to Benefit Services a written amendment to his or her Purchase Agreement at least thirty (30) days prior to the first day of the month in which the change is to take effect.

        b. Participants may also make contributions via personal check or money order for the purchase of Shares under this Plan. These check or money order contributions are to be included in the $2,000 (Canadian dollars) per calendar month contribution limitation. In order to purchase Shares on the next Purchase Date, the check or money order contributions must be received by Benefit Services at least ten (10) business days before such Purchase Date.

    Notwithstanding the foregoing, no Participant shall have the right to purchase Shares under this Plan if such right would permit such employee to purchase Shares under this Plan and all other "employee stock purchase plans" of the Company and its subsidiaries at an accrued rate exceeding $25,001 (U.S. dollars) of the fair market value of such Shares (determined as of the date such right to purchase is granted) for each calendar year in which such right to purchase is outstanding at any time.

    7. PAYMENTS OF EMPLOYEES' CONTRIBUTIONS. The designated subsidiary by whom the Participant is employed will pay to Benefit Services for each month, on behalf of each Participant, the total of all amounts withheld from each Participant's compensation and contributed by the Participant for investment under this Plan. Such payments shall be made to Benefit Services as soon as practicable after the date on which such withholdings occurred or such contributions were received.

    8. DUTIES OF CUSTODIAN; STOCK PURCHASE ACCOUNTS. Benefit Services will hold as Custodian all funds received by it under this Plan and, until delivery thereof to the Participants hereunder, all of the Shares acquired by the Custodian under this Plan. The Custodian shall establish and maintain an account in the name of each Participant to which shall be credited all amounts deducted from the Participant's compensation and otherwise contributed by the Participant. All such amounts shall be segregated from the Company's assets and deposited in a separate account. Interest (if any) earned on such amounts shall not be credited to the accounts of Participants but shall be used to defray the expenses of administering this Plan.

    The Custodian may rely on all orders, requests, and instructions with respect to this Plan given in writing and signed by the Committee and the Custodian shall not be liable to any person for any action taken in accordance therewith.

    9. PURCHASE OF SHARES. On the last New York Stock Exchange trading day of each calendar month (the "Purchase Date"), the Custodian shall apply the funds accumulated in each Participant's account including contributions made under
Section 6.b. to the purchase of Shares. The Purchase Price of Shares as of the Purchase Date shall be 85 percent (the "Discount") of the mean between the highest and lowest selling prices of a Share on such date, as quoted by the New York Stock Exchange on that date. The Custodian shall purchase as many whole Shares and fractional Shares at the Discount as may be purchased with the amounts accumulated in each Participant's account as of the Purchase Date.

    Notwithstanding the foregoing, the Custodian shall have the right to defer the purchase of Shares during periods of extreme market instability whenever the Custodian determines that such a deferred purchase will protect the interests of Participants. All purchases of Shares shall be made in the name of the Custodian or its nominee.

    10.  TRANSFER OF SHARES TO PARTICIPANTS.

        a. A Participant at any time may request that all or part of the whole number of Shares accumulated on his or her behalf under this Plan be transferred from the name of the Custodian into the name of the Participant and any fractional Shares shall remain in the Participant's account. Subject to the proviso contained in the following paragraph b., a certificate evidencing such whole number of Shares shall be issued in the name of and delivered to the Participant.

        b. Shares acquired under this Plan may not be sold or otherwise disposed of for at least one (1) year after the date on which the Shares were acquired by the Custodian for the account of the Participant, except in the case of termination of employment, retirement, death, or disability. Any stock certificates delivered to a Participant prior to the expiration of such one-year period shall contain a legend to reflect such restriction.

    11. SHARES RETAINED BY CUSTODIAN. All rights accruing to an owner of record of Shares held by the Custodian shall belong to and be vested in the Participant for whose account such Shares are being held, including the right to receive any and all dividends payable in respect of such Shares whether in cash, Shares, or otherwise, and the right to receive all notices of shareholders' meetings and to vote thereat to the same extent as if such Shares were held in the street name by a member firm of the New York Stock Exchange.

    12. WITHDRAWAL FROM THIS PLAN. Any Participant who for any reason ceases to be an eligible employee of any designated subsidiary shall be deemed to have withdrawn from this Plan on the date on which such Participant ceases to be an eligible employee. In addition, any Participant may voluntarily withdraw from this Plan and terminate his or her Purchase Agreement, effective as of the first day of any month by delivery of written notice to Benefit Services no later than thirty (30) days prior to the date on which the withdrawal is to be effective.

    Upon withdrawal from this Plan, a Participant, or a Beneficiary of the Participant, as provided for herein, shall receive all whole Shares and cash in lieu of fractional Shares held by the Custodian which have been allocated to his or her account together with any cash in such account.

    13. RETIREMENT AND DEATH. If employment with any designated subsidiary of any Participant shall terminate prior to the end of any Offering Period because of his or her retirement or death, then all further payroll deductions shall cease and amounts theretofore deducted under this Plan for his account shall be applied to purchase Shares in accordance with the applicable provisions of this Plan. Upon completion of the Offering Period, either the Participant, a Beneficiary of the Participant, or the estate of the Beneficiary, as provided for herein, shall receive all Shares held by the Custodian which have been allocated to his or her account together with any cash in such account.

    14. BENEFICIARY. A Participant may designate a person or persons, firm, corporation, or other entity as the Participant's beneficiary by written designation filed with the Company prior to death. The Participant's most recent written designation shall apply at the time of death. If a Participant is married at the time of his or her death, the designation of someone other than the Participant's spouse shall be valid only if such spouse has formally consented in writing to the designation of a different beneficiary, the consent acknowledges the effect of such designation, and the consent is witnessed by two persons of legal age and notarized by a notary public. If, at the time of the Participant's death, there is no beneficiary designated or surviving, the beneficiary shall be the Participant's estate. Determination of the beneficiary in each case shall be made by the Custodian.

    15. TRANSFERABILITY OF INTEREST IN THIS PLAN. The right to purchase Shares which is granted hereunder shall not be assignable or transferable by the Participant and may be exercised only by the Participant. Participants may not in any manner assign or create a lien on any funds or Shares held under this Plan. Except as otherwise required by law, the Custodian will in no event recognize or honor an attempted assignment of, or creation of a security interest in, or attachment by creditors of, any funds or Shares held under this Plan.

    16. ADMINISTRATION OF THIS PLAN. Except to the extent that responsibilities may be delegated to and assumed by a Custodian other than the Company, this Plan shall be administered by the Committee. The Committee's determinations as to any questions which may arise with respect to the interpretation of this Plan provisions shall be final, and the Committee may prescribe such rules as the Committee deems necessary to effectuate the provisions of this Plan.

    The Committee shall receive no additional compensation for serving as administrator of this Plan.

    17. EXPENSES. The Company shall pay all costs of administering this Plan, except commissions on sales and charges for certificate issuance on Share withdrawals, both of which shall be paid by the Participant.

    18. DIVIDENDS. All dividends and non-cash distributions paid on Shares held in a Participant's account shall be paid to the Participant as soon as practicable.

    19. STATEMENT OF ACCOUNT. Not less frequently than quarterly, the Custodian shall distribute to each Participant a statement of account. The statement shall set forth (i) the total number of Shares purchased under this Plan on behalf of the Participant, (ii) the dates such Shares were allocated to the account of the Participant, and (iii) any cash balances in the account.

    20. GOVERNMENT REGULATIONS. The obligation of the Company with respect to rights under this Plan shall be subject to all applicable laws, rules, and regulations and such approvals by any governmental agency as may be required, including, without limitation, the effectiveness of any registration statement required under the United States Securities Act of 1933, as amended, and the rules and regulations of the New York Stock Exchange or any other securities exchange on which the stock may be listed. This Plan shall be governed by and construed in accordance with the laws of the State of Florida.

    21. SHAREHOLDER APPROVAL. This Plan was adopted and approved by the Board of Directors of the Company on June 23, 1998 and is subject to the approval of the Darden Restaurants', Inc. Employee Stock Purchase Plan by the holders of at least a majority of the outstanding Shares of the Company, which approval shall be obtained on or before September 24, 1998. If the Darden Restaurants', Inc. Employee Stock Purchase Plan is approved by the shareholders, this Plan shall become effective on January 1, 1999. In the event the shareholders shall not approve the Darden Restaurants', Inc. Employee Stock Purchase Plan, this Plan shall not be effective, and any and all actions taken prior thereto shall be null and void or shall, if necessary, be deemed to have been fully rescinded.

    22. TERMINATION OR AMENDMENT OF THIS PLAN. The Company may terminate this Plan at any time. This Plan may be amended as may be necessary or appropriate by the Committee provided, however, that without the approval of the holders of at least a majority of the outstanding Shares (i) the class of individuals eligible to purchase Shares under this Plan shall not be changed, (ii) the maximum number of Shares available for purchase under this Plan shall not be increased except as permitted under Section 3 hereof, and (iii) the Discount at which Shares may be purchased under this Plan shall not be changed, and, further provided, that no such termination or amendment shall impair the rights of any Participant under this Plan to receive any Shares which have been allocated to his account, together with the amount of any payroll deductions and Participant contributions which have not been applied to the purchase of Shares.

                                  APPENDIX ONE

                            DESIGNATED SUBSIDIARIES

    As of January 1, 1999, the following companies were designated subsidiaries under this Plan:

        GMRI Canada, Inc.

                            DARDEN RESTAURANTS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    This Proxy will be voted as directed. If no direction is made, it will be voted "FOR" Items 1, 2 and 3.

             THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1, 2 AND 3

1. Election of Directors H. B. Atwater, Jr.; Bradley D. Blum; Daniel B. Burke; Odie C. Donald; Joe R. Lee; Maria A. Sastre; Jack A. Smith; Blaine Sweatt; Richard E. Rivera; Michael D. Rose

    / / FOR all listed nominees    / / WITHHOLD AUTHORITY to vote for all listed
    nominees

    / / LISTED NOMINEES except the following (Instruction: To withhold authority to vote for any individual nominee, write the name of such nominee(s) in the space provided.) ___________________________________________________

2. Approval of appointment of KPMG Peat Marwick LLP as independent auditor / / FOR / / AGAINST / / ABSTAIN

3.  Approval of the Darden Restaurants, Inc. Employee Stock Purchase
    Plan                                       / / FOR  / / AGAINST  / / ABSTAIN

Please indicate whether you will attend the Annual Meeting of Stockholders in Orlando on September 24, 1998.

I / / plan// / do not plan to attend the Annual Meeting

                            DARDEN RESTAURANTS, INC.
                                 ANNUAL MEETING

                                 HYATT REGENCY
                         ORLANDO INTERNATIONAL AIRPORT
                                ORLANDO, FLORIDA

                               SEPTEMBER 24, 1998
                    11:30 A.M. EASTERN DAYLIGHT SAVINGS TIME

The undersigned hereby appoints J.R. Lee, Clarence Otis,
Jr. and C.L. Whitehill, and each of them, as proxies with full power of substitution, to vote all shares of common stock which the undersigned has power to vote at the Annual Meeting of Stockholders of Darden
Restaurants, Inc. to be held at 11:30 a.m. EDT on September 24, 1998 at Orlando, Florida, and at any adjournment thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

                             Dated: , 1998

                              (Shareholders Sign Here)
                             Please sign exactly as name
                             appears. Joint owners
                             should each sign.
                             Executors, administrators,
                             trustees, etc. should so
                             indicate when signing. If
                             signer is a corporation,
                             please sign full name by
                             duly authorized officer.